Exhibit 3.17

STATE OF DELAWARE
AMENDMENT TO THE CERTIFICATE OF
LIMITED PARTNERSHIP

ARC PROPERTIES OPERATING PARTNERSHIP, L.P.

The undersigned, desiring to amend the Certificate of Limited Partnership pursuant to the provisions of Section 17-202 of the Revised Uniform Limited Partnership Act of the State of Delaware, does hereby certify as follows:

FIRST: The name of the Limited Partnership is “ARC Properties Operating Partnership, L.P.”

SECOND: Article First of the Certificate of Limited Partnership shall be amended as follows:

Removing Article First in its entirety and replacing it with the following:

The name of the limited partnership is “VEREIT Operating Partnership, L.P.”

IN WITNESS WHEREOF, the undersigned executed this Amendment to the Certificate of Limited Partnership on this 28th day of July, A.D. 2015.

By: American Realty Capital Properties, Inc., its General Partner

By: /s/ Joshua E. Levit
Name: Joshua E. Levit
Title: Authorized Signatory